UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 13, 2014

Cinemark Holdings, Inc.

 (Exact Name of Registrant as Specified in Charter)

Delaware	001-33401	20-5490327
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 Dallas Parkway, Suite 500, Plano, Texas 75093

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 972.665.1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)                         On November 13, 2014, the board of directors (the “Board”) of Cinemark Holdings, Inc. (the “Company”, “we” or “our”) elected Ms. Nina Vaca (professional name of Ximena G. Humrichouse) and Mr. Tim Warner to the Board.

Ms. Vaca was elected to be a Class I director to fill the vacancy created by the departure of Mr. Roger T. Staubach and shall serve the remainder of Mr. Staubach’s term as a member of the Class I directors.

Mr. Warner was elected as a member of the Class II directors and his election increases the size of the Board to 11 members.

The Board has not named Ms. Vaca or Mr. Warner to any Board committee.

As a non-employee director, Ms. Vaca shall be compensated according to our compensation policy for non-employee directors. Pursuant to that policy she will receive a base retainer fee of $50,000 and an annual grant of restricted shares of the Company’s common stock valued at $100,000.  The number of restricted shares to be issued is determined by dividing $100,000 by the fair market value of a share of common stock on the grant date, rounded down to the nearest whole share.  The initial award and each annual award generally vest on the first anniversary of the date of the grant, subject to her continued service to the Company through the vesting dates.

Mr. Warner shall not receive any compensation for his services as a director in addition to his compensation as the Chief Executive Officer of the Company.

We issued a press release dated November 14, 2014 announcing the appointment of Ms. Vaca and Mr. Warner to the Board.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01   Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Exhibit Description
99.1	Press Release dated November 14, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.

	By:	/s/ Michael D. Cavalier
Name: Michael D. Cavalier
Title: Executive Vice President - General Counsel

Date: November 18, 2014